ASSET PURCHASE AGREEMENT
                                      AMONG
                           MAIN STREET AND MAIN, INC.
                                   FWC, INC.,
                                CHAPTER TWO, INC.
                                       AND
                                   DEBBIE BLOY








                                 July 10, 2000

                                TABLE OF CONTENTS

SECTION                                                                     PAGE

1.  Purchase and Sale of FWC Assets......................................      1
     1.1  Purchase and Sale..............................................      1
     1.2  Assumed Liabilities............................................      2
     1.3  Retained Liabilities...........................................      3
     1.4  Warranties.....................................................      3

2.  Purchase and Sale of Chapter Two Assets..............................      3
     2.1  Purchase and Sale..............................................      3
     2.2  Assumed Liabilities............................................      4
     2.3  Retained Liabilities...........................................      4
     2.4  Warranties.....................................................      4

3.  Purchase and Sale of Bloy Assets.....................................      4
     3.1  Purchase and Sale..............................................      4
     3.2 Assumed & Retained Liabilities..................................      4
     3.3  Warranties.....................................................      4

4.  Closing..............................................................      4

5.  Escrow Deposit.......................................................      5

6.  Payment and Total Purchase Price.....................................      5
     6.1 Total Purchase Price............................................      5
     6.2 Payment of Total Purchase Price.................................      5
     6.3 Allocation of Total Purchase among Sellers......................      5
     6.4 Allocation of Total Purchase Price among the Acquisition Assets.      5

7.  Representations and Warranties of Sellers............................      6
     7.1  Corporate Status...............................................      6
     7.2  Authority; Consents; Enforcement: Noncontravention; Noncompetes      6
     7.3  Governmental Authorizations....................................      7
     7.4  Financial Statements...........................................      8
     7.5  Absence of Undisclosed Liabilities.............................      8
     7.6  Solvency ......................................................      8
     7.7  Books and Records..............................................      8
     7.8  Intellectual Property Warranties...............................      9
     7.9  Compliance With Legal Requirements.............................     10
     7.10  Computer Systems; Software....................................     10
     7.11  Condition and Sufficiency of Assets...........................     11
     7.12  Employee Benefits.............................................     11
     7.13  Employees and Compensation....................................     12

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                                TABLE OF CONTENTS

SECTION                                                                     PAGE

     7.14  Labor Relations; Compliance...................................     12
     7.15  Litigation; Orders............................................     12
     7.16  Notices of Violation..........................................     13
     7.17  Real Property.................................................     13
     7.18  Taxes; Tax Returns; Tax Elections.............................     13
     7.19  Title to Properties...........................................     14

8.  Representations and Warranties of Buyer..............................     14
     8.1  Corporate Status...............................................     14
     8.2  Authority; Consents; Enforcement; Noncontravention;
          Noncompetes....................................................     14

9.  Covenants of Sellers prior to Closing Date...........................     15
     9.1  Access and Investigation.......................................     15
     9.2  Operation of the Business......................................     15
     9.3 "Best Efforts" Defined..........................................     16
     9.4  Required Approvals.............................................     16
     9.5  Notification...................................................     16
     9.6  Best Efforts...................................................     16

10.  Covenants of Buyer Prior to Closing Date............................     16
     10.1  Best Efforts..................................................     16

11.  Covenants of the Parties............................................     16
     11.1  Transition of the Business....................................     16
     11.2  Further Assurances............................................     17
     11.3  Proration of Expenses and Other Charges of the Business.......     17
     11.4  Filing of Taxes; Payment......................................     17
     11.5  Use of Names..................................................     17
     11.6  Waiver of Compliance with Arizona Bulk Sales Act..............     17
     11.7  Release of Guaranties.........................................     17

12.  Conditions Precedent to Buyer's Obligation to Close.................     18
     12.1  Accuracy of Representations...................................     18
     12.2  Seller Performance............................................     18
     12.3  Consents......................................................     18
     12.4  Other Documents...............................................     18
     12.5  No Proceedings................................................     18
     12.6  No Prohibition................................................     18
     12.7 Landlord Cooperation...........................................     18
     12.8 Bloy Noncompetiton and Consulting Agreement....................     18

                                TABLE OF CONTENTS

SECTION                                                                     PAGE

13.  Conditions Precedent to Seller's Obligation to Close................     19
     13.1  Accuracy of Representations...................................     19
     13.2  Buyer's Performance...........................................     19
     13.3  Consents......................................................     19
     13.4  Other Documents...............................................     19
     13.5  Bloy Noncompetiton and Consulting Agreement...................     19

14.  Termination.........................................................     19
     14.1  Termination Events............................................     19
     14.2  Effect of Termination.........................................     20
     14.3  Liquidated Damages............................................     20

15.  Deliveries and Actions To Be Taken At Closing.......................     20
     15.1  Deliveries by Sellers.........................................     20
     15.2  Deliveries by Buyer...........................................     21

16.  Indemnification; Remedies...........................................     21
     16.1  Survival; Right to Indemnification............................     21
     16.2  Indemnification and Payment of Damages By Sellers.............     21
     16.3  "Affiliate" Defined............................................    22
     16.4  Remedies of Buyer Indemnities Exclusive.......................     22
     16.5  Indemnification By Buyer......................................     22
     16.6  Remedies of Seller Indemnities Not Exclusive..................     22
     16.7  Time Limitations..............................................     23
     16.8  Indemnity Claims..............................................     23

17.  Miscellaneous Provisions............................................     24
     17.1  Amendment; Waiver.............................................     24
     17.2  Agreement Non-Assignable; Binding Effect......................     25
     17.3  "Person" Defined...............................................    25
     17.4  Construction and Interpretation of Agreement..................     25
     17.5  Severability of Provisions....................................     26
     17.6  Confidentiality of Certain Information........................     26
     17.7  Exclusive Forum...............................................     26
     17.8  Exhibits and Schedules........................................     27
     17.9  Counterparts..................................................     27
     17.10 Entire Agreement..............................................     27
     17.11 Expenses......................................................     27
     17.12 Further Assurances............................................     27
     17.13 Governing Law.................................................     27
     17.14 Public Announcement...........................................     27
     17.15 Brokers ......................................................     28
     17.16 Notices.......................................................     28

                                TABLE OF CONTENTS

SECTION                                                                     PAGE

     17.17 Recovery of Expenses by Prevailing Party......................     28
     17.18 Cumulative Remedies; Specific Performance.....................     29
     17.19 Time of Essence...............................................     29

                                    EXHIBITS
DESCRIPTION                                                              EXHIBIT

FWC Assumption Agreement.................................................   A
Chapter Two Assumption Agreement.........................................   B
Escrow Agreement.........................................................   C
Allocation of Purchase Price.............................................   D
Bloy Noncompetition and Consulting Agreement.............................   E
Sellers' Resolutions ....................................................   F
FWC Bill of Sale and Assignment..........................................   G
Chapter Two Bill of Sale and Assignment..................................   H
Bloy Bill of Sale and Assignment.........................................   I
Buyer's Resolutions .....................................................   J

                                    SCHEDULES

DESCRIPTION                                                             SCHEDULE

FWC Leases............................................................   1.1(a)
FWC Personal Property.................................................   1.1(c)
FWC Permits...........................................................   1.1(d)
FWC Agreements........................................................   1.1(e)
FWC Deposits and Prepaid Items........................................   1.1(f)
Chapter Two Leases....................................................   2.1(a)
Chapter Two Personal Property.........................................   2.1(c)
Chapter Two Permits...................................................   2.1(d)
Chapter Two Agreements................................................   2.1(e)
Chapter Two Deposits and Prepaid Items................................   2.1(f)
Bloy Marks............................................................   3.1
Corporate Status......................................................   7.1
Seller's Consents.....................................................   7.2(b)
Restrictions on Activities............................................   7.2(e)
Exceptions to GAAP....................................................   7.4
Absence of Undisclosed Liabilities....................................   7.5
Intellectual Property Rights..........................................   7.8(b)
Marks.................................................................   7.8(c)
Intellectual Property Assignments.....................................   7.8(d)
Compliance with Legal Requirements....................................   7.9
Computers.............................................................   7.10
Condition and Sufficiency of Assets...................................   7.11
Benefit Plans.........................................................   7.12
Employees and Compensation............................................   7.13
Litigation............................................................   7.15
Leased Property.......................................................   7.17(a)
Title to Properties...................................................   7.19
Buyer's Consents......................................................   8.2(b)
Brokers...............................................................   17.15

                            GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                            SECTION

Acquisition Assets...................................................    3.1
Adverse Effect.......................................................    7.3
Affiliate............................................................    16.3
Agreement............................................................  Preamble
Best Efforts.........................................................    9.3
Bloy.................................................................  Preamble
Bloy Acquisition Assets..............................................    3.1
Bloy Retained Liabilities............................................    3.2
Books and Records....................................................    7.7
Bulk Sales Act.......................................................   11.6
Business.............................................................    3.1
Business Day.........................................................   17.16
Buyer................................................................  Preamble
Buyer Ancillary Documents............................................    8.2(a)
Buyer Indemnitees....................................................   16.2
Buyer's Consents.....................................................    8.2(b)
Chapter Two..........................................................  Preamble
Chapter Two Acquisition Assets.......................................    2.1
Chapter Two Agreement................................................    2.1(e)
Chapter Two Assumed Liabilities......................................    2.2
Chapter Two Assumption Agreement.....................................    2.2
Chapter Two Lease....................................................    2.1(a)
Chapter Two Personal Property........................................    2.1(c)
Chapter Two Permits..................................................    2.1(d)
Chapter Two Premises.................................................    2.1(a)
Chapter Two Retained Liabilities.....................................    2.3
Claim................................................................   16.8(a)
Claims Notice........................................................   16.8(a)
Closing..............................................................    4
Closing Date.........................................................    4
Code.................................................................    6.4
Computers............................................................    7.10(a)
Concept..............................................................    3.1
Confidential Information.............................................   17.6(a)
Encumbrances.........................................................    1.1
ERISA................................................................    7.12
ERISA Affiliate......................................................    7.12
Escrow Agent.........................................................    5
Escrow Deposit.......................................................    5
Financial Statements.................................................    7.4

FWC.................................................................. Preamble
FWC Acquisition Assets...............................................  1.1
FWC Agreements.......................................................  1.1(e)
FWC Assumed Liabilities..............................................  1.2
FWC Assumption Agreement.............................................  1.2
FWC Lease............................................................  1.1(a)
FWC Personal Property................................................  1.1(c)
FWC Permits..........................................................  1.1(d)
FWC Premises.........................................................  1.1(a)
FWC Retained Liabilities.............................................  1.3
GAAP.................................................................  7.4(c)
Governmental Authorization...........................................  1.1(d)
Governmental Body....................................................  1.1(d)
Indemnifying Party................................................... 16.8(a)
Indemnitee........................................................... 16.8(a)
Intellectual Property................................................  7.8(a)
IRS..................................................................  6.4
Knowledge............................................................  7
Legal Requirement....................................................  1.1(d)
Liabilities..........................................................  1.2
Marks................................................................  7.8(c)
Order................................................................  1.1(d)
Ordinary Course of Business..........................................  7.5
Organizational Documents.............................................  7.1
Person............................................................... 17.3
Seller(s)............................................................ Preamble
Seller Indemnitees................................................... 16.5
Sellers' Ancillary Documents.........................................  7.2(a)
Sellers' Consents....................................................  7.2(b)
Software.............................................................  7.10(b)
Tax..................................................................  7.18(a)
Tax Return...........................................................  7.18(b)
Third Party Claim.................................................... 16.8(b)
Threatened...........................................................  7.8(c)(3)
Total Purchase Price.................................................  6.1

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") dated as of July 10, 2000, is among MAIN STREET AND MAIN, INC. ("Buyer"), a Delaware corporation, FWC, INC. ("FWC"), an Arizona corporation, CHAPTER TWO, INC. ("Chapter Two"), an Arizona corporation, and DEBBIE BLOY ("Bloy"). FWC, Chapter Two and Bloy are sometimes herein referred to each individually as a "Seller" and collectively as "Sellers."

     RECITALS:

     A. FWC owns certain interests in real and personal property relating to a restaurant known as "Bamboo Club" located in Phoenix, Arizona.

     B. Chapter Two owns certain leasehold interests in real and personal property relating to a restaurant known as "Bamboo Club" located in Scottsdale, Arizona.

     C. Bloy owns certain intellectual property rights associated with the "Bamboo Club" restaurant concept.

     D. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the property and assets described in this Agreement, for the consideration and upon the other terms and conditions set forth in this Agreement.

     AGREEMENT:

     NOW, THEREFORE, the parties hereby agree as follows:

     1. PURCHASE AND SALE OF FWC ASSETS.

          1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, FWC shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from FWC, free and clear of all "Encumbrances" (which, for purposes of this Agreement means any charge, claim, interest, condition, equitable interest, lien, option, pledge, right of refusal, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), all of Sellers' right, title and interest under, in and to the following assets (the "FWC Acquisition Assets"):

               (a) LEASEHOLD INTERESTS. All leasehold interests in and to the real property that is the location of a restaurant known as "Bamboo Club," located at Biltmore Fashion Park Shopping Center, Phoenix, Arizona, including the real property and leasehold interests identified on Schedule 1.1(a) (the "FWC Lease"), together with all improvements, buildings and fixtures located thereon or therein and all construction in progress (the "FWC Premises").

               (b) INVENTORY. All usable inventory of FWC on hand at the Closing Date.

               (c) PERSONAL PROPERTY. All machinery, equipment, fixtures, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof) tools, supplies, spare parts, furniture and all other tangible personal property and assets relating to the FWC Premises, including, without limitation those identified on Schedule 1.1(c) ("FWC Personal Property").

               (d) GOVERNMENTAL AUTHORIZATIONS. All transferable Governmental Authorizations owned, held or utilized by Seller in connection with the ownership of the FWC Acquisition Assets and all pending applications therefor, in each case to the extent transferrable to Buyer, including those listed on
Schedule 1.1(d) (the "FWC Permits"). For purposes of this Agreement, "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including the liquor licenses issued to Sellers. For purposes of this Agreement, "Governmental Body" means any (1) nation, state, county, city, town, village, district or other jurisdiction of any nature; (2) federal, state, local, municipal, foreign or other governmental organization or body; (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (4) multi-national organization or body; or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature. For purposes of this Agreement, "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty. For purposes of this Agreement, "Order" means any award, decision, injunction, judgment, unit, decree, subpoena or verdict entered, issued, as made or rendered by any court administration agency or other Governmental Body or by any arbitrator.

               (e) AGREEMENTS AND CONTRACTS. The personal property leases, contracts, agreements, and franchises to which FWC is a party as set forth in
Schedule 1.1(e) (the "FWC Agreements").

               (f) DEPOSITS AND PREPAID ITEMS. The deposits and prepaid expenses detailed in Schedule 1.1(f).

               (g) GOODWILL. All intangible assets of FWC including goodwill, going concern value, non-compete rights, inventory records and related records, trademarks, tradenames, licenses, permits, Internet domain names, telephone and facsimile numbers, post office boxes, names of suppliers and customer lists.

         1.2 ASSUMED LIABILITIES. At the Closing, Buyer shall deliver to Seller an undertaking and assumption, in the form of Exhibit A (the "FWC Assumption Agreement"), pursuant to which Buyer shall assume and agree to discharge only those "Liabilities" (which, for the purposes of this Agreement, means any claims, obligations, expenses or costs whether fixed, contingent, matured, unmatured, known or unknown) which arise on or after the Closing Date pursuant to the FWC Permits, the FWC Lease and the FWC Agreements (the "FWC Assumed Liabilities").

         1.3 RETAINED LIABILITIES. Except for the FWC Assumed Liabilities, Buyer shall not assume, and FWC shall remain solely responsible for, and shall retain, pay, perform and discharge, any and all other Liabilities of FWC (the "FWC Retained Liabilities").

         1.4 WARRANTIES. Except as provided in this Agreement, the FWC Acquisition Assets will be conveyed in their then-present condition, AS IS, WITH ALL FAULTS, IF ANY, AND WITHOUT WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EXPRESS OR IMPLIED AS TO MERCHANTABILITY OR FITNESS.

     2. PURCHASE AND SALE OF CHAPTER TWO ASSETS.

         2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Chapter Two shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Chapter Two, free and clear of all Encumbrances, all of Sellers' right, title and interest under, in and to the following assets (the "Chapter Two Acquisition Assets"):

               (a) LEASEHOLD INTERESTS. All leasehold interests in and to the real property that is the location of a restaurant known as "Bamboo Club," located at Pima Crossing, Scottsdale, Arizona, including the real property and leasehold interests identified on Schedule 2.1(a) (the "Chapter Two Lease"), together with all improvements, buildings and fixtures located thereon or therein and all construction in progress (the "Chapter Two Premises").

               (b) INVENTORY. All usable inventory of Chapter Two on hand at the Closing Date.

               (c) PERSONAL PROPERTY. All machinery, equipment, fixtures, computer hardware and software (subject to any restrictions by the licensor on the assignment thereof) tools, supplies, spare parts, furniture and all other tangible personal property and assets relating to the Chapter Two Premises, including, without limitation those identified on Schedule 2.1(c) ("Chapter Two Personal Property").

               (d) GOVERNMENTAL AUTHORIZATIONS. All transferable Governmental Authorizations owned, held or utilized by Seller in connection with the ownership of the Chapter Two Acquisition Assets and all pending applications therefor, in each case to the extent transferrable to Buyer, including those listed on Schedule 2.1(d) (the "Chapter Two Permits").

               (e) AGREEMENTS AND CONTRACTS. The personal property leases, contracts, agreements, and franchises to which Chapter Two is a party as set forth in Schedule 2.1(e) (the "Chapter Two Agreements").

               (f) DEPOSITS AND PREPAID ITEMS. The deposits and prepaid expenses detailed in Schedule 2.1(f).

               (g) GOODWILL. All intangible assets of Chapter Two including goodwill, going concern value, non-compete rights, inventory records and related records, trademarks, tradenames, licenses, permits, Internet domain names, telephone and facsimile numbers, post office boxes, names of suppliers and customer lists.

         2.2 ASSUMED LIABILITIES. At the Closing, Buyer shall deliver to Seller an undertaking and assumption, in the form of Exhibit B (the "Chapter Two Assumption Agreement"), pursuant to which Buyer shall assume and agree to discharge only those Liabilities which arise on or after the Closing Date pursuant to the Chapter Two Permits, the Chapter Two Lease and the Chapter Two Agreements (the "Chapter Two Assumed Liabilities").

         2.3 RETAINED LIABILITIES. Except for the Chapter Two Assumed Liabilities, Buyer shall not assume, and Chapter Two shall remain solely responsible for, and shall retain, pay, perform and discharge, any and all other Liabilities of Chapter Two (the "Chapter Two Retained Liabilities").

         2.4 WARRANTIES. Except as provided in this Agreement, the Chapter Two Acquisition Assets will be conveyed in their then-present condition, AS IS, WITH ALL FAULTS, IF ANY, AND WITHOUT WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EXPRESS OR IMPLIED AS TO MERCHANTABILITY OR FITNESS.

     3. PURCHASE AND SALE OF BLOY ASSETS.

         3.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Bloy shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Bloy, free and clear of all Encumbrances, all of Bloy's right, title and interest under, in and to the "Bamboo Club" name and restaurant concept (together, the "Concept") and all of the intellectual property of Bloy relating to the Concept, including all Marks, whether registered or unregistered, including those identified on Schedule 3.1 (the "Bloy Acquisition Assets"). (The FWC Acquisition Assets, the Chapter Two Acquisition Assets and the Bloy Acquisition Assets are collectively referred to as the "Acquisition Assets" and the "Business" shall mean the operation of the restaurants located at the FWC Premises and the Chapter Two Premises utilizing the Bloy Acquisition Assets).

         3.2 ASSUMED & RETAINED LIABILITIES. Buyer shall not assume, and FWC and Chapter Two shall remain solely responsible for, and shall retain, pay, perform and discharge, any and all Liabilities of Bloy (the "Bloy Retained Liabilities").

         3.3 WARRANTIES. Except as provided in this Agreement, the Bloy Acquisition Assets will be conveyed in their then-present condition, AS IS, WITH ALL FAULTS, IF ANY, AND WITHOUT WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EXPRESS OR IMPLIED AS TO MERCHANTABILITY OR FITNESS.

     4. CLOSING. Consummation of the purchase and sale of the Acquisition Assets as contemplated in this Agreement (the "Closing") shall take place at 5725 North Scottsdale Road, Suite 190 Scottsdale, Arizona 85250, at 10:00 a.m. (local time) on August 31, 2000, or at such earlier time and other place as Buyer shall direct by notice to Sellers at lease 5 days prior to such time (the "Closing Date"). Subject to the provisions of Section 14, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     5. ESCROW DEPOSIT. Contemporaneously with the execution of this Agreement, Buyer has delivered $1,000,000 (the "Escrow Deposit") to Security Title Agency, as Escrow Agent (the "Escrow Agent") to be held and disbursed pursuant to the Escrow Agreement among Buyer, Sellers and the Escrow Agent in the form of Exhibit C.

     6. PAYMENT AND TOTAL PURCHASE PRICE.

         6.1 TOTAL PURCHASE PRICE. The total purchase price paid by Buyer to Sellers (the "Total Purchase Price") shall consist of:

               (a) $12,000,000 in cash; and

               (b) cash in an amount equal to Sellers' cost of the inventory and the deposits and prepaid items included among the Acquisition Assets and those items shown in Schedules 1.1(f) and 2.1(f) as determined by Buyer and Sellers at the Closing.

         6.2 PAYMENT OF TOTAL PURCHASE PRICE. The cash portion of the Total Purchase Price shall be paid to Sellers in immediately available funds at the Closing.

         6.3 ALLOCATION OF TOTAL PURCHASE AMONG SELLERS. The Total Purchase Price shall be allocated among Sellers as follows:

          Bloy            $8,727,000 cash

          FWC $1,909,000 plus the amount equal to FWC's cost of the inventory and the deposits and prepaid items included among the Acquisition Assets

          Chapter Two     $1,364,000 plus the amount equal to Chapter Two's cost
                          of the inventory and the deposits and prepaid items included among the Acquisition Assets

         6.4 ALLOCATION OF TOTAL PURCHASE PRICE AMONG THE ACQUISITION ASSETS. The Total Purchase Price shall be allocated among the Acquisition Assets by the parties as specified on Exhibit D. After the Closing, the parties shall make consistent use of the allocation, fair market values and useful lives specified in Exhibit D for all Tax purposes and in any and all filings, declarations and reports with the Internal Revenue Service ("IRS") in respect thereof, including without limitation, the reports required to be filed under Section 1060 of the Internal Revenue Code (the "Code"), if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Sellers within 45 days after the Closing Date if such form is required to be filed with the IRS. In any proceeding related to the determination of any Tax, no party hereto shall contend or represent that such allocation is not correct.

     7. REPRESENTATIONS AND WARRANTIES OF SELLERS. For purposes of this Agreement, "Knowledge" means, with respect to FWC, Chapter Two and Bloy, the actual or constructive knowledge of Bloy.

         Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

         7.1 CORPORATE STATUS. Each of FWC and Chapter Two are corporations duly organized, validly existing and in good standing under the laws of the State of Arizona. FWC and Chapter Two have, and at all times have had, full corporate power and authority to own and lease their respective properties as such properties are now owned and leased and to conduct their respective businesses as and where such businesses have and are now being conducted. Set forth on
Schedule  7.1 are true and  complete  copies of the  "Organizational  Documents"
(which, for purposes of this Agreement, means the charter, articles of incorporation, by laws and a statement of good standing of each party) of FWC and Chapter Two, as amended to the date hereof. Neither the nature of the present business of each of FWC and Chapter Two, nor the character and location of the properties presently owned or leased by FWC or Chapter Two, makes their qualification as a foreign corporation necessary under the laws of any jurisdiction.

         7.2 AUTHORITY; CONSENTS; ENFORCEMENT: NONCONTRAVENTION; NONCOMPETES.

               (a) AUTHORITY. Each Seller has the power and authority to execute, deliver and perform this Agreement and all other agreements, certificates or documents contemplated hereby ("Sellers' Ancillary Documents"), and each Seller has taken all actions required to authorize, execute, deliver and perform this Agreement and the Sellers' Ancillary Documents, including approval by the respective board of directors and shareholders of FWC and Chapter Two. Sellers each have full power, authority and capacity to execute, deliver and perform this Agreement and the Sellers' Ancillary Documents.

               (b) CONSENTS. Except as set forth on Schedule 7.2(b), no consent, approval, action or authorization of any third party, including any Governmental Authorization or application to, or other notice or filing with, any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Sellers' Ancillary Documents by any of the Sellers ("Sellers' Consents").

               (c) ENFORCEMENT. This Agreement and the Sellers' Ancillary Documents have been duly executed and delivered by Sellers and constitute the legal, valid and binding obligations of each Seller, enforceable in accordance with their terms.

               (d) NONCONTRAVENTION. The execution and delivery of this Agreement and the Sellers' Ancillary Documents by each Seller does not violate any provision of the Organizational Documents of FWC or Chapter Two and will not result in a breach or violation or default under any Order to which any Seller is subject or result in a breach by any Seller under any contract or obligation to which it or they are bound. Except as set forth on Schedule 7.2(b), neither the execution and the delivery of this Agreement and the Sellers' Ancillary Documents, nor compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of any Seller; (2) conflict with, result in a breach of, constitute a default under, any Contract or Order to which any Seller is a party; (3) create in any party the right to accelerate, terminate, modify, or cancel, any Contract to which any Seller is a party; (4) accelerate any Liability of any Seller or the Business;
(5) result in the imposition of or creation of any Encumbrance upon or with respect to any of the Acquisition Assets; (6) require any notice under any Contract or Order to which any of the Sellers is a party or by which it or they are bound or to which any of its or their assets or properties are subject; or
(7) require the approval, consent, authorization or act of, or the making by any of the Sellers of any declaration, filing or registration with, any Person.

               (e) RESTRICTION ON COMPETITION. Except as set forth on Schedule 7.2(e), none of the Sellers is a party to or subject to any contract, arrangement or commitment containing covenants by any of the Sellers prohibiting or restricting competition in any line of business or activity, or restricting the customers from whom, or the area in which, any of the Sellers may solicit or conduct business.

         7.3 GOVERNMENTAL AUTHORIZATIONS. Schedules 1.1(d) and 2.1(d) contain a complete and accurate list of each Governmental Authorization that is held by any Seller that relates to the Acquisition Assets. Each Governmental Authorization listed or required to be listed on Schedules 1.1(d) and 2.1(d) are valid and in full force and effect except where the failure to be so valid and in force and effect would not have an Adverse Effect. For purposes of this Agreement, "Adverse Effect" means any condition, change or event that would materially and adversely affect the Business, the Acquisition Assets (including intangible properties) or the financial condition of any Seller. Schedules 1.1(d) and 2.1(d) also set forth the name of any third party from whom consent must be obtained in order to effect a transfer to Buyer of the Permits to be acquired as a result of the transactions contemplated herein; and, except as set forth on Schedules 1.1(d) and 2.1(d), Sellers have obtained all such consents except where the failure to do so would not have an Adverse Effect. To the Knowledge of Sellers, and except as set forth on Schedules 1.1(d) and 2.1(d):

               (a) Sellers are, and at all times since inception have been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedules 1.1(d) and 2.1(d);

               (b) no event has occurred, nor does any circumstance exist, that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedules 1.1(d) and 2.1(d), or (2) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedules 1.1(d) and 2.1(d);

               (c) Sellers have not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (2) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

               (d) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedules 1.1(d) and 2.1(d) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         7.4 FINANCIAL STATEMENTS. Attached hereto as Schedule 7.4 are financial statements of FWC and Chapter Two, respectively, dated April 30, 2000 containing balance sheets as of such date and statements of income and of cash flow for the 12 months then ended and related notes thereto, as unaudited (the "Financial Statements"). The Financial Statements are (a) in accordance with the books and records of FWC and Chapter Two, respectively, (b) are prepared using cash basis accounting and (c) fairly present the financial condition of FWC and Chapter Two, respectively, as of the date indicated. Schedule 7.4 sets forth material differences between the method of accounting used to prepare the Financial Statements and generally accepted accounting principles in effect in the United States consistently applied ("GAAP"). Combined earnings for FWC and Chapter Two, calculated in accordance with GAAP, before interest, income taxes, depreciation, amortization and compensation paid or payable to Bloy for the period ended April 30, 2000 were not less than $1,800,000.

         7.5 ABSENCE OF UNDISCLOSED LIABILITIES. As of April 30, 2000, the Business had no Liabilities except as shown (and in the amounts shown) on the balance sheet included among the Financial Statements or as shown on Schedule
7.5. Since April 30, 2000, except as shown on Schedule 7.5, the Business has not incurred or become subject to any Liability, other than Liabilities incurred in the "Ordinary Course of Business" (which, for purposes of this Agreement, means conduct occurring in the usual and customary operation of the Business), all of which have been paid in full in the Ordinary Course of Business or are reflected on the regular books of account of the Business on the date hereof and none of which (a) is inconsistent with the representations, warranties and covenants of the Sellers contained herein or with any other provisions of this Agreement or
(b) has or may be expected to have an Adverse Effect on any of the Sellers or the Business.

         7.6 SOLVENCY. None of the Sellers is now insolvent, and none of the Sellers will be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and will not exceed its Liabilities, including any Liabilities arising and accruing prior to the Closing Date.

         7.7 BOOKS AND RECORDS. Prior to the execution of this Agreement, each of the Sellers made available to Buyer for its examination the books of account, records and minute and stock books of that Seller ("Books and Records"). The Books and Records are true and complete in all material respects and have been prepared in the usual and customary manner in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

         7.8 INTELLECTUAL PROPERTY WARRANTIES.

               (a) DEFINITION OF INTELLECTUAL PROPERTY. The term "Intellectual Property" as used in this Agreement shall mean all of the intangible and intellectual property relating to the Business, including, but not limited to the following:

                    (1) all post office box numbers, Internet domain names (registered and unregistered), telephone and facsimile numbers and all other listings used in the Business, each of which is set forth on
          Schedule 3.1; and

                    (2) the name "Bamboo Club" and all other Marks.

               (b) OWNERSHIP OF INTELLECTUAL PROPERTY. Sellers own or have the right to use all of the Intellectual Property material to the operation of the Business as it is currently conducted. Except as otherwise disclosed on Schedule 7.8(b), one of FWC, Chapter Two or Bloy owns all right, title, and interest in and to all of the Intellectual Property, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and has the right to use all of such Intellectual Property without payment to a third party. All Intellectual Property is assignable to Buyer and such assignment may be made without the consent of any third party and will not result in any breach, violation or default under any agreement involving Intellectual Property.

               (c) MARKS. Set forth on Schedule 7.8(c) is a complete and accurate list and summary description of all marks ("Marks"). Except as disclosed on Schedule 7.8(c):

                    (1) Bloy is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities and other adverse claims;

                    (2) all Marks that have been registered with the United States Patent and Trademark Office and the State of Arizona are currently in compliance with all formal laws and regulations (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to actions falling due within 90 days after the date hereof, except for such noncompliance which would not be expected to have an Adverse Effect;

                    (3) no Mark has been or is now involved in any opposition, invalidation, cancellation or infringement action and, to the Knowledge of Bloy, no such action is "Threatened" (which, for purposes of this Agreement, means any demand or statement made, orally or in writing, or any notice given, orally or in writing, asserting a claim, Proceeding, dispute, action or other matter) against any of the Marks;

                    (4) none of the Marks used by Bloy infringes or is alleged to infringe any trade name, trademark or service mark of any third party, nor, to the Knowledge of Bloy, is there any potentially interfering trademark or trademark application of any third party; and

                    (5) all products and materials containing a Mark bear the proper federal registration notice where permitted by law.

               (d) ASSIGNMENTS. Copies of all assignments of Intellectual Property are set forth on Schedule 7.8(d).

         7.9 COMPLIANCE WITH LEGAL REQUIREMENTS. To the Knowledge of each Seller, and except as set forth on Schedule 7.9:

               (a) that Seller is, and, at all times since its inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or that Seller's ownership or use of any of the Acquisition Assets;

               (b) no event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (1) may constitute or result in a violation by that Seller of, or a failure on the part of that Seller to comply with, any Legal Requirement, or (2) may give rise to any obligation on the part of that Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (c) that seller has not received, at any time since January 1, 1999, any notice or other communication (whether oral or written) from any Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (2) any actual, alleged, possible or potential obligation on the part of that Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (d) the failure of that Seller to comply with any Legal Requirement will not have an Adverse Effect on Buyer.

         7.10 COMPUTER SYSTEMS; SOFTWARE. Except as set forth on Schedule 7.10,

               (a) CONDITION OF COMPUTERS. All computers and computer systems owned, leased or used in connection with the Business (including software, communication links and storage media) (collectively, "Computers"):

                    (1) have adequate capacity for the present needs of the Business;

                    (2) are under the sole control of FWC or Chapter Two, are located at the FWC or Chapter Two Premises, are not shared with, used by or on behalf of or accessible by any other Person and, except for software properly licensed to FWC or Chapter Two, are owned or leased by FWC or Chapter Two;

                    (3) comply with and are used in accordance with all material Legal Requirements; and

                    (4) may be assigned by to Buyer, without the consent of any third Person and will not result in a breach, violation or default regarding any Computers.

               (b) CONDITION OF SOFTWARE. All software used on or stored or resident in the Computers ("Software"):

                    (1) performs in accordance with its specifications and does not contain any defect or feature which may have an Adverse Effect on its performance;

                    (2) is lawfully held and used and does not infringe the intellectual property rights of any Person and all copies held have been lawfully made; and

                    (3) as to copyrights in connection with the Software:

                         (A) standard packaged Software is licensed to one or more of the Sellers on an express or implied license which does not require any of the Sellers to make any further payments, is not terminable without the consent of Seller or Sellers holding the license and which imposes no material restrictions except as to copying on the use or transfer of the Software;

                         (B) all other  Software  is  licensed to one or more of
               the Sellers on the terms of such written licenses which do not require payment by Sellers of a fixed annual license fee, and, except for reasonable fees for software support, do not require Sellers to make no further or other payment, are not terminable, and impose no material restrictions except as to copying on the use or transfer of the Software; and

                         (C) the  transactions  contemplated  in this  Agreement
               will not cause any  license  agreements  as  referred  to in this
               Section 7.10 to be terminated or the terms varied or any rates or royalties payable to be increased.

               (c) OWNERSHIP OF SOFTWARE. No Software owned by or licensed to any of the Sellers is used by or licensed or sublicensed by any Seller to any other Person.

         7.11  CONDITION  AND  SUFFICIENCY  OF  ASSETS.  Except  as set forth on
Schedule 7.11, the tangible Acquisition Assets are structurally sound, are free from defects (patent and latent), and have been maintained in accordance with the manufacturer's recommendations or normal industry practice. To Sellers' Knowledge, the material tangible Acquisition Assets are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used, and none of the tangible Acquisition Assets are in need of material maintenance or repairs. The Acquisition Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

         7.12 EMPLOYEE BENEFITS. Except as set forth on Schedule 7.12, none of the Sellers is a "Plan Sponsor" (as defined in section 3(16)(B) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or an "ERISA Affiliate" (which shall mean, with respect to any Seller, any other Person that, together with any Seller, would be treated as a single employer under section 414 of the Internal Revenue Code), nor has any Seller or an ERISA Affiliate contributed to any plans.

         7.13 EMPLOYEES AND COMPENSATION.

               (a) LISTING OF EMPLOYEES. Schedule 7.13 identifies all employees of each Seller on the date hereof, the amount of their current annual salaries or hourly rates, their bonuses paid in 1999, their job titles and vacation accrued, and a complete description of any commitments to such employees and officers with respect to compensation payable hereafter. No Seller has, because of past practices or previous commitments with respect to its officers or employees, established any rights or expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the date hereof. Seller does not know, and has no reason to believe, that any of its employees would make an undesirable or ineffective employee of Buyer. None of the employees of any Seller has given notice to that Seller that such employee intends to leave that Seller's employment. Except as set forth on Schedule 7.13, no Seller has reason to believe that any of its employees will leave such employment or would leave the employment of Buyer, should Buyer employ such Person. Set forth on Schedule 7.13 is a description of all claims made against each Seller by employees of that Seller within the last 36 months.

               (b) AGREEMENTS WITH EMPLOYEES. Except as described on Schedule 7.13, no Seller is a party to or bound by any oral or written agreement or arrangement with respect to employment or benefits available to employees and former employees.

               (c) CONFIDENTIALITY AND NONCOMPETITION AGREEMENTS. To the Knowledge of each Seller, no employee of that Seller is a party to, or is otherwise bound by, any agreement or arrangement with any Person, including any confidentiality, noncompetition, or proprietary rights agreement, that has, had or will have an Adverse Effect on: (1) the performance of his or her duties as an officer or employee of that Seller or (2) the ability of that Seller to conduct its business.

         7.14 LABOR RELATIONS; COMPLIANCE. None of the Sellers have been, nor are, a party to any collective bargaining or other labor contract.

         7.15 LITIGATION; ORDERS.

               (a) PROCEEDINGS. Except as set forth on Schedule 7.15, there is no Proceeding pending or, to the Knowledge of any of the Sellers, Threatened against or relating to Sellers or the Acquisition Assets.

               (b) ORDERS. Except as set forth on Schedule 7.15, (1) there is no Order to which any of the Sellers, or any of the Acquisition Assets, is subject, other than Orders generally affecting the industry in which Sellers conduct the Business; and (2) to Sellers' Knowledge, no officer, director, agent, or employee of any of the Sellers is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

         7.16 NOTICES OF VIOLATION. Sellers have received no notice, and, to the Knowledge of each Seller, there is no pending notice, of violation of any Legal Requirement, nor the pendency of any Proceedings, Threatened or otherwise, which could prohibit, impede, delay or adversely affect the ability of Sellers to effect the transactions contemplated in this Agreement.

         7.17 REAL PROPERTY.

               (a) LEASED REAL PROPERTY. Schedule 7.17(a) lists and describes briefly all real property leased or subleased to either FWC or Chapter Two. Sellers have delivered to Buyer correct and complete copies of the leases and subleases listed on Schedule 7.17(a), as amended. With respect to each lease and sublease listed on Schedule 7.17(a), and except as set forth therein:

                    (1) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                    (2)  Sellers  have  not  assigned,  transferred,   conveyed,
          mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                    (3) all facilities leased or subleased thereunder have received all approvals of Governmental Bodies (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Legal Requirements; and

                    (4) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         7.18 TAXES; TAX RETURNS; TAX ELECTIONS.

               (a) "TAX" DEFINED. For purposes of this Agreement, "Tax" means any taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

               (b) "TAX RETURN" DEFINED. For purposes of this Agreement, "Tax Return" means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

               (c) TAX RETURNS. Each Seller has prepared, signed and filed all Tax Returns required to be filed by it prior to the date hereof. All Tax Returns were correct and complete in all material respects, and each Seller has timely paid or accrued all Taxes or installments thereof of every kind and nature whatsoever which were due and owing on Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on the Tax Returns, and which may have an Adverse Effect on Buyer.

               (d) WITHHOLDINGS. Each Seller has withheld proper and accurate amounts from its employees in full and complete compliance with the tax withholding provisions of the IRC and other applicable Legal Requirements, and has filed proper and accurate federal, foreign, state and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax
Returns were due with respect to employee income, income tax withholding, withholding taxes, social security taxes and unemployment taxes. All payments due from each Seller on account of employee tax withholdings, including income tax withholdings, social security taxes or unemployment taxes in respect to years and periods (and portions thereof) ended on or prior to the date hereof were paid by that Seller prior to such date on or before their due date.

         7.19 TITLE TO PROPERTIES. Sellers have good and marketable title to all of the Acquisition Assets (excluding leased properties). Except as set forth on
Schedule 7.19, all Acquisition Assets are free and clear of all Encumbrances, except the lien for current ad valorem taxes not yet due and payable.

     8. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Sellers as follows:

         8.1 CORPORATE STATUS. Buyer is a corporation duly incorporated and existing under the laws of the State of Delaware and is authorized to transact business therein. Buyer has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

         8.2 AUTHORITY; CONSENTS; ENFORCEMENT; NONCONTRAVENTION; NONCOMPETES.

               (a) AUTHORITY. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, and all other agreements, certificates or documents contemplated hereby (the "Buyer Ancillary Documents"), and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Buyer Ancillary Documents, including approval by the board of directors of Buyer.

               (b) CONSENTS. Except as set forth on Schedule 8.2(b), no consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body is required for the performance of the terms of this Agreement by Buyer ("Buyer's Consents").

               (c) ENFORCEMENT. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

               (d) NONCONTRAVENTION. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer does not violate any provision of the Organizational Documents of Buyer and will not result in a breach or violation or default under any Order of any court or governmental authority to which Buyer is subject or result in a breach by Buyer under any contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Buyer Ancillary Documents, nor the compliance with, and fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Buyer, any provision of its charter or bylaws, (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the imposition of or creation of any lien or Encumbrance upon or with respect to any of the assets or properties owned or used by Buyer, (3) require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets or properties are subject or (4) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

     9. COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

         9.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers and their representatives shall: (a) afford Buyer and its representatives full and free access to Sellers' contracts, books and records, and other documents and data; (b) furnish Buyer and Buyer's representatives with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and Buyer's representatives with such additional information as Buyer may reasonably request.

         9.2 OPERATION OF THE BUSINESS. Between the date of this Agreement and the Closing Date, Sellers shall:

               (a) conduct the Business only in the Ordinary Course of Business;

               (b) use "Best Efforts" (as defined in Section 9.3) to preserve intact the current organization of the Business, keep available the services of the current employees and agents of the Business and Sellers, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Business or Sellers;

               (c) confer with Buyer concerning operational matters of a material nature; and

               (d)  otherwise  report   periodically  to  Buyer  concerning  the
condition and operation of the Acquisition Assets, and the operation and financial position and results of the Business.

         9.3 "BEST EFFORTS" DEFINED. "Best Efforts" means taking or causing to be taken, any action, and to do, or cause to be done, things necessary, proper or advisable under applicable laws and regulations, each case in the exercise of commercially reasonable judgment and diligence.

         9.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers shall make all filings required to be made by them under Legal Requirements in order to consummate the transactions contemplated herein. Between the date of this Agreement and the Closing Date, Sellers shall (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein; and (b) cooperate with Buyer in obtaining all consents identified on Schedule 8.2(b).

         9.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Sellers shall promptly notify Buyer in writing if any Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of any Seller as of the date of this Agreement, or if any Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Sellers shall promptly notify Buyer of the occurrence of any breach of any covenant of any Seller in this Section 9 or of the occurrence of any event that may make the satisfaction of the conditions in Section 12 impossible or unlikely.

         9.6 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers shall use their Best Efforts to cause the conditions in Sections 12 and 13 to be satisfied.

     10. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

         10.1 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer shall use its Best Efforts to cause the conditions in Sections 12 and 13 to be satisfied.

     11. COVENANTS OF THE PARTIES.

         11.1 TRANSITION OF THE BUSINESS. Sellers covenant with Buyer to cooperate with Buyer to effect the smooth transition of the control and operation of the Business from Sellers to Buyer, as contemplated herein, including the retention of the customers of the Business, by such means that Buyer may request. If, after the Closing, Buyer requests action by Sellers that involves Sellers' incurring out-of-pocket costs, Sellers shall advise Buyer prior to incurring such costs. If Buyer approves such costs, Buyer shall reimburse Seller for such costs; and, if Buyer does not so approve the costs, Sellers shall have no responsibility for taking such action. Sellers covenant to cooperate with Buyer in providing all information required hereunder and access thereto and whatever is required to carry out the purposes and intent of the transactions contemplated by this Agreement.

         11.2 FURTHER ASSURANCES. Each of the parties agrees that it or she will, at any time, and from time to time, after the date hereof, upon the request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated herein. After the date hereof, at the expense of Sellers, Sellers shall, and shall use their Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

         11.3 PRORATION OF EXPENSES AND OTHER CHARGES OF THE BUSINESS. On the Closing Date hereof, the periodic charges of the Business, including, but not limited to the items set forth on Schedules 1.1(e) and 2.1(e), rent, prepaid expenses, utility and license fees and all liabilities related to salaries, wages, vacation pay and other benefits, shall be apportioned on a time basis so that such part of the relevant charges attributable to the period prior to the Closing Date shall be borne by FWC and Chapter Two, respectively, and such part of the relevant charges attributable to the period after the Closing Date shall be borne by Buyer. All rents, royalties and other similar sums receivable in respect of the Business shall be apportioned between Buyer and FWC and Chapter Two, respectively, on like terms.

         11.4 FILING OF TAXES; PAYMENT. Each Seller shall, for all periods through the Closing Date:

               (a) prepare and timely file (including extensions) all Tax Returns that it is required to file under all applicable laws;

               (b) timely pay all Taxes it is required to pay;

               (c) withhold and timely pay over to the applicable authorities all Taxes that it is required to withhold and pay over; and

               (d) pay all Taxes on any sales and the income and gain, if any, that it realizes on the transactions contemplated by this Agreement, including the sale of the Assets.

         11.5 USE OF NAMES. After the Closing, none of the Sellers shall, in any manner whatsoever, use the name "Bamboo Club," or any derivative thereof, or any other Marks included in the Acquisition Assets.

         11.6 WAIVER OF COMPLIANCE WITH ARIZONA BULK SALES ACT. Buyer waives compliance with Ariz. Rev. Statss.47-6100, ET SEQ. (the "Bulk Sales Act").

         11.7 RELEASE OF GUARANTIES. Buyer shall use its best efforts to cause the landlords under the FWC Lease and the Chapter Two Lease to release Bloy from her obligations as a guarantor of such Leases.

       12. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer, at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in writing, in whole or in part):

         12.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties of Sellers in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         12.2 SELLER PERFORMANCE. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         12.3 CONSENTS. Each of the Sellers' Consents identified on Schedule 7.2(b) must have been obtained and must be in full force and effect.

         12.4 OTHER DOCUMENTS. Buyer must have received such other documents as it may reasonably request for the purpose of (a) evidencing the accuracy of any of the representations and warranties of Sellers; (b) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by either of them; (c) evidencing the satisfaction of any condition referred to in this Section 12; or (e) otherwise facilitating the consummation or performance of any of the transactions contemplated herein.

         12.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein.

         12.6 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer an Adverse Effect under, (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         12.7 LANDLORD COOPERATION. Both the FWC and Chapter Two landlords shall have provided their written consents to the assignment of the FWC and Chapter Two Leases, respectively, to Buyer.

         12.8 BLOY NONCOMPETITON AND CONSULTING AGREEMENT. Bloy shall have executed and delivered to Buyer a Noncompetition and Consulting Agreement in the form of Exhibit E.

       13. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. The obligation of Sellers to consummate the transactions described herein and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in writing, in whole or in part):

         13.1 ACCURACY OF  REPRESENTATIONS.  All of Buyer's  representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         13.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         13.3 CONSENTS. Each of the Consents identified on Schedule 8.2(b) must have been obtained and must be in full force and effect.

         13.4 OTHER DOCUMENTS. Seller must have received such other documents as Seller may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Buyer; (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (c) evidencing the satisfaction of any condition referred to in this Section 13; or (d) otherwise facilitating the consummation of any of the transactions contemplated herein.

         13.5 BLOY NONCOMPETITON AND CONSULTING AGREEMENT. Buyer shall have executed and delivered to Bloy a Noncompetition and Consulting Agreement in the form of Exhibit E.

     14. TERMINATION.

         14.1 TERMINATION EVENTS. This Agreement may, by written notice given prior to or at the Closing, be terminated:

               (a) by either Buyer or Sellers if a breach of any provision of this Agreement has been committed by the other and such breach has not been waived;

               (b) (1) by Buyer if any condition in Section 12 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (2) by Sellers, if any condition in Section 13 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; in each case after notice from the party seeking termination to the other parties and the failure of such other parties to (A) satisfy the conditions within 30 days of such notice or (B) take actions that are likely to result in the satisfaction of the conditions within a reasonable time;

               (c) by mutual consent of Buyer and Sellers; or

               (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 15, 2000, or such later date as the parties may agree upon.

         14.2 EFFECT OF  TERMINATION.  Each party's right of  termination  under
Section 14 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 14.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 16, 17.6 and 17.14 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, subject to Section 14.3 in the case of Sellers' rights after termination, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         14.3 LIQUIDATED DAMAGES. In the event that the transactions contemplated by this Agreement are not consummated as a result of Buyer's termination of this Agreement as a result of the failure of the conditions set forth in Section 12.5 or 12.6, Sellers shall be entitled to (1) instruct the Escrow Agent, which instruction Buyer shall join in, or (2) if Buyer refuses to join in such instruction, obtain an order of a court of competent jurisdiction instructing the Escrow Agent to pay the full Escrow Deposit to Sellers in accordance with the Escrow Agreement. Such amounts shall constitute Sellers' liquidated damages for Buyer's termination of this Agreement pursuant to Sections 12.5 or 12.6 and Sellers' right to such damages shall constitute their sole and exclusive remedy for such termination.

     15. DELIVERIES AND ACTIONS TO BE TAKEN AT CLOSING.

         15.1 DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver to Buyer (duly executed where appropriate):

               (a) SELLER'S RESOLUTIONS. Certified copies of resolutions of the shareholders and board of directors of each of FWC and Chapter Two approving this Agreement and the transactions described herein in the form of Exhibit F attached hereto.

               (b) FWC BILL OF SALE AND ASSIGNMENT. A Bill of Sale and Assignment for the FWC Acquisition Assets in the form of Exhibit G attached hereto.

               (c) CHAPTER TWO BILL OF SALE AND ASSIGNMENT. A Bill of Sale and Assignment for the Chapter Two Acquisition Assets in the form of Exhibit H attached hereto.

               (d) BLOY BILL OF SALE AND ASSIGNMENT. A Bill of Sale and Assignment for the Bloy Acquisition Assets in the form of Exhibit I attached hereto.

               (e) POSSESSION OF ACQUISITION ASSETS. Possession of all the Acquisition Assets, free of the possession of all third parties.

               (f) PAYMENT OF LIENS AND ENCUMBRANCES. Confirmation that the Encumbrances set forth on Schedule 7.19 have been paid.

               (g) LEASE CONSENTS. The landlords' consents described in Section 12.7.

         15.2 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Sellers (duly executed where appropriate):

               (a) BUYER'S RESOLUTIONS. Certified copies of the Resolutions of the Board of Directors of Buyer approving the transactions contemplated by this Agreement in the form of Exhibit J attached hereto.

               (b) PURCHASE  PRICE.  The Total Purchase Price as provided for in
Section 6.1.

               (c) ASSUMPTION AGREEMENTS. The Assumption Agreements in the form of Exhibits A and B.

     16. INDEMNIFICATION; REMEDIES.

         16.1 SURVIVAL; RIGHT TO INDEMNIFICATION. All representations, warranties, covenants and obligations in this Agreement, the Schedules, and any other certificate or document delivered pursuant to this Agreement, shall survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not deprive a party of the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations.

         16.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Each Seller, jointly and severally, shall indemnify and hold Buyer and its directors, officers, shareholders, "Affiliates" (as defined in Section 16.3), successors and assigns ("Buyer Indemnitees") harmless from, and shall pay to Buyer Indemnitees the amount of, all damages, arising, directly or indirectly, from or in connection with:

               (a) any breach of any representation or warranty made by any Seller in this Agreement;

               (b) any breach by any Seller of any covenant, agreement or obligation of that Seller in this Agreement;

               (c) all Liabilities of Sellers, and all claims, demands and Proceedings made or brought against Buyer by reason of the transactions contemplated herein, but excluding the Assumed Liabilities; and

               (d) any liabilities arising under the Bulk Sales Act, except those arising with respect to the Assumed Liabilities.

         16.3 "AFFILIATE" DEFINED. "Affiliate" means (a) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is controlled by a Person that controls, such Person; (b) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity; or (c) any spouse, parent or lineal descendent of such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

         16.4 REMEDIES OF BUYER INDEMNITIES EXCLUSIVE. The remedies of indemnification provided in Section 16.2 shall be the exclusive remedies of Buyer Indemnities subsequent to the Closing for any liabilities or claims sustained by Buyer Indemnities as a result of any breach by Sellers of this Agreement other than liabilities or claims based upon fraud or fraudulent misrepresentation.

         16.5 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold Sellers and their respective directors, officers, shareholders, Affiliates, successors and assigns ("Seller Indemnitees") harmless for, and will pay to Seller Indemnitees the amount of, all damages arising directly or indirectly from or in connection with:

               (a) any breach of any representation or warranty made by Buyer in this Agreement;

               (b) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement; and

               (c) any claim, demand or Proceeding made or brought against a Seller resulting from Buyer's operation of the Acquisition Assets or the Business after the Closing Date.

         16.6 REMEDIES OF SELLER INDEMNITIES NOT EXCLUSIVE. The remedies of indemnification provided in Section 16.5 shall be the exclusive remedies of Seller Indemnities subsequent to the Closing for any liabilities or claims sustained by Seller Indemnities as a result of any breach by Buyer of this Agreement other than liabilities or claims based upon fraud or fraudulent misrepresentation.

         16.7 TIME LIMITATIONS. Sellers shall have no liability for indemnification hereunder with respect to any representation or warranty, other than those in Sections 7.5 (Undisclosed Liabilities), 7.12 (Employee Benefits),
7.18 (Taxes) and 7.19 (Title to Properties) unless on or before the first anniversary of the Closing Date Buyer notifies a Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Sections 7.5, 7.12, 7.18 or 7.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation, may be made at any time within the applicable period of the relevant statute of limitations plus 60 days. Except with respect to claims for indemnification arising under Section 16.5(c), Buyer shall have no liability for indemnification hereunder with respect to any representation or warranty unless on or before the first anniversary of the Closing Date a Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by that Seller.

         16.8 INDEMNITY CLAIMS.

               (a) NOTIFICATION OF CLAIMS. In the event that any claim ("Claim") is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party ("Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indemnitee ("Indemnifying Party") thereof ("Claims Notice") within 30 days after (1) receipt of written notice of commencement of any third-party litigation against such Indemnitee, (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the notice referred to in (1) and (2), above, and shall indicate the amount, if known, or an estimate, if possible, of damages that have been or may be incurred or suffered.

               (b) DEFENSE OF THIRD PARTY CLAIM BY INDEMNIFYING PARTY. The Indemnifying Party may elect to defend or compromise any Claim by a third party ("Third Party Claim"), at its or his own expense and by its or his own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its or his own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action.

               (c) ASSUMPTION OF DEFENSE BY INDEMNITEE. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

               (d) CONSENT TO JURISDICTION BY SELLERS. Each Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Buyer Indemnitee for purposes of any Claim that a Buyer Indemnitee may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on a Seller with respect to such a Claim anywhere in the world.

               (e) BUYER'S CONSENT TO JURISDICTION. Buyer hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Seller Indemnitee for purposes of any Claim that a Seller Indemnitee may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Buyer with respect to such a Claim anywhere in the world.

               (f) DEFENSE OF CLAIM BY INDEMNITEE. If, within 30 days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its or his election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. The Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

               (g) COOPERATION OF PARTIES. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 16.8(a) shall relieve the Indemnifying Party from the obligation to indemnify under Section 16.2 or 16.5, as the case may be, but only to the extent the Indemnifying Party establishes by competent evidence that it or he is or has been materially and adversely prejudiced thereby.

     17. MISCELLANEOUS PROVISIONS.

         17.1 AMENDMENT; WAIVER. This Agreement may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party's rights, powers and remedies.

         17.2 AGREEMENT NON-ASSIGNABLE; BINDING EFFECT. No party shall assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without obtaining the prior consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Buyer may assign its rights under this Agreement to a wholly owned subsidiary of Buyer; provided that such assignment shall not relieve Buyer of its obligations under this Agreement. Subject to the foregoing, all of the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

         17.3 "PERSON" DEFINED. For purposes of this Agreement, "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

         17.4 CONSTRUCTION AND INTERPRETATION OF AGREEMENT.

               (a) Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

               (b) When used in this Agreement, the word "including" shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

               (c) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               (d) Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

               (e) The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

         17.5 SEVERABILITY OF PROVISIONS. If a court in any Proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

         17.6 CONFIDENTIALITY OF CERTAIN INFORMATION.

               (a) The parties and their respective agents and employees shall hold and keep confidential all Information which is proprietary in nature and non-public or confidential, in whole or in part (the "Confidential Information") which any of them may receive from any other party concerning such other party. Failure to mark any of the Confidential Information as non-public, proprietary or confidential shall not affect its status as Confidential Information under the terms of this Agreement. Confidential Information shall not include any information in the possession of the receiving party (1) that is developed by the such party without reference to and independent of any Confidential Information, (2) is learned from a third party not under any duty of confidence to the disclosing party or (3) becomes part of the public domain through no fault of the receiving party or any of its Affiliates, directors, officers, employees, agents, shareholders or other of its representatives.

               (b) None of the parties nor their respective agents or employees shall, without the prior consent of the disclosing party, disclose or use any such Confidential Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement. Unless otherwise required by law, none of the parties shall disclose any Confidential Information acquired as a result of this Agreement to any Person or entity, other than its respective counsel and other representatives, and such other third parties (such as bankers and lessors) with whom it must communicate to consummate the transactions described by this Agreement, all of whom must agree to keep the Confidential Information confidential. If the Closing does not occur, each party will destroy or return to the disclosing party all copies of documents that contain that party's Confidential Information.

         17.7 EXCLUSIVE FORUM. Any action to enforce any provision of this Agreement shall be instituted exclusively in the United States District Court for the District of Arizona or, if such Court does not have jurisdiction to adjudicate such action, in the courts of the State of Arizona located in Maricopa County, Arizona. The parties irrevocably and unconditionally waive and shall not plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the jurisdiction of such courts over the parties, the laying of venue or the convenience of the forum of any action related to this Agreement that is brought in the United States District Court for the District of Arizona or in the Courts of the State of Arizona located in Maricopa County, Arizona.

         17.8 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, if any, shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. If any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules to a specifically identified representation or warranty), the statements in the body of this Agreement shall control. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). The parties intend that each representation, warranty, covenant and obligation contained in this Agreement shall have independent significance. If any party has breached any representation, warranty, covenant or obligation contained in this Agreement in any respect, merely because there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the party's breach of the first representation, warranty, covenant or obligation.

         17.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

         17.10 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

         17.11 EXPENSES. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

         17.12 FURTHER ASSURANCES. Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

         17.13 GOVERNING LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Arizona, without giving effect to any conflict of law rule or principle of such state.

         17.14 PUBLIC ANNOUNCEMENT. No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement, unless such party has notified all of the other parties prior to such disclosure and all of the parties shall have cooperated to cause a mutually agreeable release or announcement to be issued.

         17.15 BROKERS. Except as set forth on Schedule 17.15, all negotiations relative to this Agreement and the transactions described in this Agreement have been conducted directly between Buyer and Sellers, without the assistance or intervention of any other Person in such manner as to give rise to any valid claim against Buyer or any of the Sellers for a finder's fee, investment banking fees, brokerage commission or other like payment.

         17.16 NOTICES. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties
(a) on the date of personal delivery or transmission by facsimile  transmission,
(b) on the first "Business Day" (defined as a day of the year on which banks are not authorized to be closed in the City of New York) following the date of delivery to a nationally recognized overnight courier service or (c) or the third Business Day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, Person or entity as any party may designate by notice to the others in accordance herewith:


                If to Buyer:     Main Street and Main, Inc.
                                 5050 North 40th Street
                                 Suite 200
                                 Phoenix, Arizona 85018
                                 Attention: Bart A. Brown, Jr.

                With a copy to:  Greenebaum Doll & McDonald PLLC
                                 2800 Chemed Center
                                 255 East Fifth Street
                                 Cincinnati, Ohio 45202
                                 Attention: Michael H. Brown, Esq.

                If to Sellers:   Ms. Debbie Bloy
                                 6363 Cactus Way
                                 Paradise Valley, Arizona 85253

                With a copy to:  Jeffrey S. Kaufman, Esq.
                                 5725 N. Scottsdale Rd., Ste. 190
                                 Scottsdale, Arizona 85250

         17.17 RECOVERY OF EXPENSES BY PREVAILING PARTY. The party prevailing in any civil action, arbitration or other Proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such Proceeding, including accounting fees attorneys' fees and expert witnesses' fees.

         17.18 CUMULATIVE REMEDIES; SPECIFIC PERFORMANCE.  Except as provided in
Section 16, no right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Agreement or by law or equity, but each shall be cumulative of every other right or remedy. The parties understand and acknowledge that a party may be damaged irreparably by reason of a failure of another party to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance (including preliminary or permanent injunctive relief), the party against whom such action or Proceeding is brought waives the claim or defense that the other party has an adequate remedy at law.

         17.19 TIME OF ESSENCE. Time is of the essence to the performance of the obligations set forth in this Agreement.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.



                                         MAIN STREET AND MAIN, INC.

                                         By: /s/ Bart A. Brown
                                             -----------------------------------
                                         Title:
                                                --------------------------------
                                                          ("Buyer")

                                         FWC, INC.

                                         By: /s/ D. Bloy
                                             -----------------------------------
                                         Title: President
                                                --------------------------------
                                                      ("FWC" and "Seller")


                                         CHAPTER TWO, INC.

                                         By: /s/ D. Bloy
                                             -----------------------------------
                                         Title: President
                                                --------------------------------
                                                  ("Chapter Two" and "Seller")


                                         /s/ D. Bloy
                                         ---------------------------------------
                                         DEBBIE BLOY
                                                  ("Bloy" and "Seller")